Exhibit 99.1

Contacts:

John McLaughlin	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
john.mclaughlin@pdl.com	jennifer@cwcomm.org

PDL BioPharma Appoints Peter Garcia as Chief Financial Officer

INCLINE VILLAGE, NV, April 30, 2013 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced that the Company has appointed Peter S. Garcia to the position of vice president, chief financial officer (CFO) and acting chief accounting officer, effective as of May 13, 2013. Mr. Garcia has spent the last 16 years in various CFO positions for biotechnology companies. He joins PDL from BioTime, Inc. (NYSE MKT: BTX) where he served as CFO since 2011.

“Peter is a welcome addition to our management team. His depth of experience in managing financial reporting for public biotech companies as well as his proven ability to negotiate and structure transactions will be invaluable to PDL,” stated John P. McLaughlin, president and chief executive officer of PDL.

“I am excited to join PDL at this point in the company’s journey,” stated Mr. Garcia. “PDL has a leadership team that is committed to returning value to its shareholders, both through dividend payments as well as through the acquisition of income generating assets. Significant progress has been made over the past year to generate additional income for PDL, and I look forward to participating in continued value creation.”

Peter S. Garcia most recently served as CFO of BioTime, Inc., which he joined in 2011. Between the years of 1996 and 2011, Mr. Garcia was CFO of six biotech and high-tech companies, including Marina Biotech, Nanosys, Nuvelo, Novacept, IntraBiotics Pharmaceuticals and Dendreon Corporation. While at these companies, he raised over $550 million, led multiple merger and acquisition transactions, and managed multiple functions including finance, accounting, treasury, investor relations, corporate communications, IT and facilities. From 1990 to 1996, he was a finance executive with Amgen. Mr. Garcia holds a B.A. in economics and sociology with honors from Stanford University and an MBA with an emphasis in finance and accounting from UCLA.

About PDL BioPharma

PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. Today, PDL is focused on intellectual property asset management, investing in new income generating assets and maximizing value for its shareholders. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the Company’s business are disclosed in the risk factors contained in the Company's 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.